Exhibit 99.1

THE HOWARD HUGHES CORPORATION® REPORTS THIRD QUARTER 2022 RESULTS
Solid third quarter results driven by Ward Village® condo sales and strong MPC performance

HOUSTON, November 2, 2022 – The Howard Hughes Corporation® (NYSE: HHC) (the “Company,” “HHC” or “we”) today announced operating results for the third quarter ended September 30, 2022. The financial statements, exhibits and reconciliations of non-GAAP measures in the attached Appendix and the Supplemental Information at Exhibit 99.2 provide further detail of these results.

Third Quarter 2022 Highlights Include:

–Third quarter net income of $108.1 million, or $2.19 per diluted share, compared to net income of $4.1 million, or $0.07 per diluted share, in the prior-year period.
–Master Planned Community (MPC) earnings before taxes (EBT) totaled $75.4 million in the quarter—a 39% increase over the prior-year quarter—driven by solid land sales in Bridgeland®, strong builder price participation revenue, and higher equity earnings from The Summit.
–At Ward Village®, HHC completed construction at Kō‘ula®, closing on 398 units and generating $413.0 million net revenue. Pre-sales were launched at Kalae—Ward Village’s tenth tower—in late September with more than 40% of condo units already under contract.
–Operating Assets net operating income (NOI), including contribution from equity investees, of $60.8 million reflected a 2% year-on-year improvement excluding the impact from non-core asset sales. The segment’s results benefited from year-on-year NOI growth in multi-family and office.
–HHC and Discovery Land expanded their joint venture at The Summit, continuing the strong momentum within this highly successful, premier custom lot community in Summerlin®.
–Celebrated the grand opening of the Tin Building by Jean-Georges in New York City which has been met with significant market interest and positive culinary reviews.
–JDM Partners exercised its second option on TeravalisTM (formerly named Douglas Ranch), repurchasing an additional 2.8% ownership interest for approximately $15.0 million.

“The third quarter’s results reflected solid financial performance despite significant macroeconomic uncertainty,” commented David R. O’Reilly, Chief Executive Officer of The Howard Hughes Corporation. “While our segments were not immune to the market headwinds, our acclaimed portfolio of mixed-use assets performed well, generating increased MPC EBT, robust condo sales, and strong NOI in our world-class multi-family and office portfolios.

“In Hawai‘i, we welcomed the first residents to Kō‘ula—our sixth condo tower to open at Ward Village—generating significant earnings in the quarter. The successful completion of this tower represents another milestone in our vision to develop a premier MPC in the heart of Honolulu. With strong demand for housing in this market, we continue to see record-breaking sales momentum for our development projects. In September, we launched pre-sales on our tenth condo tower—Kalae—which has been met with exceptional demand and more than 40% of units being under contract as of the end of October.

“At the Seaport, we celebrated the grand opening of the Tin Building by Jean-Georges, a one-of-a-kind culinary marketplace featuring dining and retail experiences from around the world. Since its opening, the marketplace has been met with tremendous crowds, strong sales, and significant acclaim from the media. At Pier 17, we continued to experience increased foot traffic and revenue at all of our managed restaurants, as well as on The Rooftop. With the Tin Building by Jean-Georges now open, the Seaport has firmly established itself as a premier dining and entertainment venue in New York City which we expect will continue to drive improved financial results.

“In Operating Assets, we experienced strong NOI growth within our multi-family and office portfolios. In multi-family, our stabilized assets experienced continued strong demand, with all properties at or near full stabilized occupancy and average in-place effective rent growth of nearly 13% compared to the prior year. With additional multi-family development projects nearing completion, we expect continued strong NOI growth. We also continued to make significant progress with the lease-up of our Class-A office buildings. In The Woodlands, we contracted nearly 94,000 square-feet of space to a diverse mix of companies during the quarter. Together with an exceptional initial lease-up at 1700 Pavilion—our newest office tower in Downtown Summerlin—we are making significant progress towards meaningful NOI growth from our office portfolio in the years ahead.

“In our MPCs, we delivered another quarter of strong results which were highlighted by solid land sales in Bridgeland, record prices for residential acres sold, and continued growth in builder price participation revenue. Despite these favorable results, our homebuilders reported a 48% reduction in new home sales as rising mortgage rates, inflation, and market uncertainty weighed on buyer sentiment. In the near-term, we believe these market headwinds will contribute to some reductions in residential land sales relative to the unprecedented levels of activity seen in 2021. However, we expect favorable demand for our land will continue as homebuilder lot inventories remain at historic lows in all of our core markets. Together with continued migration into our highly desirable MPCs—which offer a low cost of living, outstanding amenities, and exceptional quality of life—we expect to finish the year on a strong note.”

Third Quarter 2022 Highlights

Total Company
–Net income increased to $108.1 million or $2.19 per diluted share in the quarter, compared to net income of $4.1 million or $0.07 per diluted share in the prior-year period due to the timing of Ward Village condo sales and growth in MPC EBT.
–This positive year-over-year performance included condo gross profit of $123.3 million and MPC EBT of $75.4 million, an increase of $21.3 million. There were no condo sales in the prior-year period.
–Closed the third quarter with $354.6 million of cash on the balance sheet and total debt of $4.6 billion, with 82% of the balance maturing in 2026 or later.
–Repurchased 368,806 shares of common stock for $25.4 million at an average price of $68.98 per share.
–HHC earned the top ranking in the U.S. Diversified Listed peer group for the 2022 GRESB Real Estate Benchmark Assessment. The Company was also recognized as Sector Leader in the Americas Diversified category.

Operating Assets
–Total Operating Assets NOI, including contribution from equity investees, totaled $60.8 million in the quarter, representing a $2.1 million or 3% reduction compared to $62.9 million in the prior-year period. Excluding a decline of $3.4 million related to the sale of HHC’s hospitality properties in The Woodlands in the third quarter of 2021 and the sale of Outlet Collection at Riverwalk in the second quarter of 2022, NOI increased $1.2 million or 2% year-on-year.
–Retail NOI of $13.2 million declined 15% compared to the prior-year period primarily due to one-time benefits at Ward Village associated with the recovery from the COVID-19 pandemic recognized in the third quarter of 2021. The core of the retail portfolio performed well and benefited from improved occupancy rates in each region.
–Multi-family NOI of $11.7 million increased 27% year-over-year due to continued rent growth across the portfolio and strength in the lease-up of the Company’s latest multi-family developments that are all at or near full occupancy. Starling at Bridgeland welcomed its first residents in September and was 16% leased at the end of the quarter.
–Office NOI of $28.5 million increased 3% compared to the prior-year period largely due to improved leasing activity at HHC’s Class-A properties in The Woodlands® and Downtown Columbia®. During the third quarter, the Company leased 94,000 square feet of office space in The Woodlands.
–The Las Vegas Ballpark® generated $3.7 million of NOI, representing a reduction of $1.6 million compared to the prior-year period. The decline was primarily due to poor weather during the quarter, fewer games played in 2022, as well as outsized fan attendance for the Las Vegas Aviators® in 2021 after COVID restrictions were lifted.

MPC
–MPC EBT totaled $75.4 million in the quarter, a 39% increase compared to $54.1 million in the prior-year period, driven primarily by strong land sales revenue in Bridgeland, increased builder price participation revenue, and equity earnings from The Summit. These improvements were offset by reduced superpad sales in Summerlin.
–MPC land sales revenue was $52.6 million, a 7% decrease compared to the prior-year period. This reduction was primarily driven by lower superpad sales in Summerlin, and partially offset by increased commercial land sales in Bridgeland and a higher price per acre of land sold in all MPCs
–Builder price participation revenue rose to $18.9 million during the quarter—representing an increase of 69% from the prior-year period as the sales prices of new homes sold in HHC’s communities remained strong.
–The price per acre of residential land sold was approximately $790,000 per acre during the quarter, representing a 36% increase compared to approximately $580,000 per acre in the prior-year period.
–MPC equity earnings were $14.9 million—representing a $6.6 million increase year-over-year—primarily related to The Summit. With limited remaining lots and condos in inventory, HHC and Discovery Land expanded The Summit joint venture to include a second phase of development during the quarter. HHC contributed an additional 54 acres of land—which will be used to develop approximately 28 custom home sites—resulting in a $13.5 million gain in MPC equity earnings. This gain is the result of marking the cost basis of the land contributed to its estimated fair value at the time of contribution.
–A total of 284 new homes were sold in HHC’s MPCs during the quarter representing a 48% decline compared to the prior-year period as home sales have tapered off in light of high mortgage rates, inflation, and market uncertainty.
–JDM Partners exercised its second option on Teravalis (formerly named Douglas Ranch), repurchasing an additional 2.8% ownership interest for approximately $15.0 million. JDM Partners’ total ownership is now approximately 12%.

Strategic Developments
–Completed construction at Kō'ula in September and closed on 398 units totaling $413.0 million in net revenue during the third quarter. At the end of the period, Kō'ula was 97% sold. Subsequent to quarter end, in October we closed on an additional 146 condos at Kō'ula representing an additional $201.5 million in net revenue.
–Sold six condo units at ‘A‘ali‘i generating $5.6 million in net revenue. At quarter end, ‘A‘ali‘i was 95% sold.
–Pre-sales for condo towers in development—The Park Ward Village and Ulana—remained strong with a total of 42 units contracted during the quarter. As of September 30, 2022, The Park Ward Village was 91% pre-sold, and Ulana was 96% pre-sold. Construction on these two towers is expected to begin in the fourth quarter.
–Pre-sales at Kalae were launched in late September. No contracted units were past the 30-day rescission period at quarter end; however, as of the end of October, Kalae was already more than 40% contracted with strong pre-sales activity expected to continue in the fourth quarter.
–The 1700 Pavilion office building in Summerlin, which is expected to be completed in the fourth quarter, has experienced exceptional demand with this new Class-A office asset already 51% pre-leased with 40% under letters of intent or in negotiation as of the end of October.
–Completed construction of the Memorial Hermann Medical Office Building in The Woodlands. This 20,000 square-foot building is 100% leased.
–Commenced construction on the South Lake Medical Office Building in Downtown Columbia. The 86,000-square-foot-building, which is already 21% pre-leased, is expected to be completed in 2024.

Seaport
–The Seaport generated negative NOI, including contribution from equity investees, of $9.5 million in the quarter, a $5.9 million decline compared to a $3.6 million loss in the prior-year period. This reduction was primarily related to start-up costs and equity losses from the Tin Building by Jean-Georges.
–Seaport revenue of $31.7 million rose 57% compared to revenue of $20.2 million during the third quarter of 2021 driven by a very successful summer concert series on The Rooftop at Pier 17®, increased demand at all of the Company’s managed restaurants, and rental revenue related to the Tin Building.

–At the Tin Building by Jean-Georges, a soft opening commenced in early August with a grand opening celebration in late September. Pre-opening and initial operating costs contributed to the Company’s share of equity investee NOI losses of $11.4 million during the quarter. Since the grand opening, hours of operation have remained constrained due to continued labor shortages; however, foot traffic and sales have been very strong during service hours. The Company is making good progress hiring additional staff and expects the Tin Building to operate at full capacity by the end of the fourth quarter.

Financing Activity
–In August 2022, the Company closed on a $392.0 million construction loan for the development of The Park Ward Village. The loan bears interest at SOFR plus 3.90% with an initial maturity of February 2026, and a one-year extension option.

Full-Year 2022 Guidance

–Operating Asset NOI has experienced strong leasing activity in multi-family, improved lease-up in office, and increased occupancy in retail throughout 2022. These benefits in 2022 are partially offset by no hospitality NOI as a result of the sale of our hotel portfolio during 2021, as well as reduced non-recurring COVID-related rent recoveries for certain retail tenants during 2021. With continued multi-family, office, and retail strength anticipated in the fourth quarter, we now expect 2022 Operating Asset NOI to increase 3% to 5% year-over-year. This represents an improvement relative to our prior full year guidance which contemplated a year-over-year reduction of 0% to 2% compared to 2021.
–MPC EBT has benefited from strong land sales throughout 2022 despite macroeconomic headwinds. Based on this strength, EBT is projected to remain higher compared to the earnings we generated on average over 2017 to 2020. However, compared to 2021, we continue to expect EBT to decline due to outsized land sales, including the closing of a 216-acre superpad in Summerlin. Superpad sales of this size do not occur every year. Based on strong results year-to-date and anticipated residential and commercial land sales in the fourth quarter, we now expect 2022 MPC EBT to decline 10% to 17% year-over-year. This represents an improvement relative to our prior full year guidance which contemplated an EBT decline of 25% to 30% compared to 2021. Notwithstanding the range provided, MPC EBT can be inherently uncertain due to market conditions and the timing of closings for large land sales transactions.
–Condo sales guidance is unchanged and is projected to range between $650 million to $700 million, with gross margins between 26.5% to 27.5%. Projected condo sales are driven by the closing of units at Kō‘ula during the third and fourth quarters and additional closings at ‘A‘ali‘i.
–Cash G&A guidance is unchanged and is projected to range between $75 million to $80 million, which excludes anticipated non-cash stock compensation of $5 million to $10 million.

Conference Call & Webcast Information

The Howard Hughes Corporation will host its investor conference call on Thursday, November 3, 2022, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) to discuss third quarter 2022 results. To participate, please dial 1-877-883-0383 within the U.S., 1-866-605-3850 within Canada, or 1-412-902-6506 when dialing internationally. All participants should dial in at least five minutes prior to the scheduled start time, using 0392401 as the passcode. A live audio webcast and Quarterly Spotlight will also be available on the Company's website (www.howardhughes.com). In addition to dial-in options, institutional and retail shareholders can participate by going to app.saytechnologies.com/howardhughes. Shareholders can email hello@saytechnologies.com for any support inquiries.

We are primarily focused on creating shareholder value by increasing our per-share net asset value. Often, the nature of our business results in short-term volatility in our net income due to the timing of MPC land sales, recognition of condominium revenue and operating business pre-opening expenses, and, as such, we believe the following metrics summarized below are most useful in tracking our progress towards net asset value creation.

	Nine Months Ended September 30,				Three Months Ended September 30,
$ in thousands	2022	2021	$ Change	% Change	2022	2021	$ Change	% Change
Operating Assets NOI (1)
Office	$83,338	$79,929	$3,409	4%	$28,540	$27,814	$726	3%
Retail	41,163	40,889	274	1%	13,206	15,577	(2,371)	(15)%
Multi-family	34,710	22,353	12,357	55%	11,725	9,208	2,517	27%
Other	13,759	13,266	493	4%	5,652	7,475	(1,823)	(24)%
Dispositions	162	6,865	(6,703)	(98)%	(466)	2,901	(3,367)	(116)%
Operating Assets NOI	173,132	163,302	9,830	6%	58,657	62,975	(4,318)	(7)%
Company's share NOI (a)	11,279	5,783	5,496	95%	2,139	(47)	2,186	NM
Total Operating Assets NOI	$184,411	$169,085	$15,326	9%	$60,796	$62,928	$(2,132)	(3)%

Projected stabilized NOI Operating Assets ($ in millions)	$360.4	$368.6	$(8.2)	(2)%

MPC
Acres Sold - Residential	216	232	(16)	(7)%	60	84	(24)	(29)%
Acres Sold - Commercial	51	27	24	87%	17	2	15	NM
Price Per Acre - Residential	$722	$604	$118	20%	$790	$580	$210	36%
Price Per Acre - Commercial	$735	$370	$365	99%	$436	$1,683	$(1,247)	(74)%
MPC EBT (1)	$206,327	$187,306	$19,021	10%	$75,383	$54,120	$21,263	39%

Seaport NOI (1)
Landlord Operations	$(10,260)	$(11,226)	$966	9%	$(4,335)	$(4,152)	$(183)	(4)%
Landlord Operations - Multi-family	96	84	12	14%	22	(52)	74	142%
Managed Businesses	149	7	142	NM	1,010	923	87	9%
Tin Building	1,612	—	1,612	NM	1,612	—	1,612	NM
Events and Sponsorships	3,545	(909)	4,454	NM	3,259	(244)	3,503	NM
Seaport NOI	(4,858)	(12,044)	7,186	60%	1,568	(3,525)	5,093	144%
Company's share NOI (a)	(19,851)	(320)	(19,531)	NM	(11,034)	(38)	(10,996)	NM
Total Seaport NOI	$(24,709)	$(12,364)	$(12,345)	(100)%	$(9,466)	$(3,563)	$(5,903)	(166)%

Strategic Developments
Condominium units contracted to sell (b)	85	152	(67)	(44)%	5	61	(56)	(92)%
(a)Includes Company’s share of NOI from non-consolidated assets
(b)Includes units at our buildings that are open or under construction as of September 30, 2022

NM - Not Meaningful

Financial Data
(1)See the accompanying appendix for a reconciliation of GAAP to non-GAAP financial measures and a statement indicating why management believes the non-GAAP financial measure provides useful information for investors.

About The Howard Hughes Corporation®

The Howard Hughes Corporation owns, manages and develops commercial, residential and mixed-use real estate throughout the U.S. Its award-winning assets include the country’s preeminent portfolio of master planned communities, as well as operating properties and development opportunities including: the Seaport in New York City; Downtown Columbia® in Maryland; The Woodlands®, The Woodlands Hills®, and Bridgeland® in the Greater Houston, Texas area; Summerlin® in Las Vegas; Ward Village® in Honolulu, Hawai‘i; and TeravalisTM in the Greater Phoenix, Arizona area. The Howard Hughes Corporation’s portfolio is strategically positioned to meet and accelerate development based on market demand, resulting in one of the strongest real estate platforms in the country. Dedicated to innovative placecmaking, the Company is recognized for its ongoing commitment to design excellence and to the cultural life of its communities. The Howard Hughes Corporation is traded on the New York Stock Exchange as HHC. For additional information visit www.howardhughes.com.

The Howard Hughes Corporation has partnered with Say, the fintech startup reimagining shareholder communications, to allow investors to submit and upvote questions they would like to see addressed on the Company’s third quarter earnings call. Say verifies all shareholder positions and provides permission to participate on the November 3, 2022 call, during which the Company’s leadership will be answering top questions. Utilizing the Say platform, The Howard Hughes Corporation elevates its capabilities for responding to Company shareholders, making its investor relations Q&A more transparent and engaging.

Safe Harbor Statement

Certain statements contained in this press release may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical facts, including, among others, statements regarding the Company’s future financial position, results or performance, are forward-looking statements. Those statements include statements regarding the intent, belief, or current expectations of the Company, members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “may,” “plan,” “project,” “realize,” “should,” “transform,” “will,” “would,” and other statements of similar expression. Forward-looking statements are not a guaranty of future performance and involve risks and uncertainties that actual results may differ materially from those contemplated by such forward-looking statements. Many of these factors are beyond the Company’s abilities to control or predict. Some of the risks, uncertainties and other important factors that may affect future results or cause actual results to differ materially from those expressed or implied by forward-looking statements include: (i) the impact of the COVID-19 pandemic on the Company’s business, tenants and the economy in general, including the measures taken by governmental authorities to address it; (ii) general adverse economic and local real estate conditions; (iii) potential changes in the financial markets and interest rates; (iv) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business; (v) financing risks, such as the inability to obtain equity, debt or other sources of financing or refinancing on favorable terms, if at all; (vi) ability to compete effectively, including the potential impact of heightened competition for tenants and potential decreases in occupancy at our properties; (vii) ability to successfully dispose of non-core assets on favorable terms, if at all; (viii) ability to successfully identify, acquire, develop and/or manage properties on favorable terms and in accordance with applicable zoning and permitting laws; (ix) changes in governmental laws and regulations; (x) increases in operating costs, including construction cost increases as the result of trade disputes and tariffs on goods imported in the United States; (xi) lack of control over certain of the Company’s properties due to the joint ownership of such property; (xii) impairment charges; (xiii) the effects of geopolitical instability and risks such as terrorist attacks and trade wars; (xiv) the effects of natural disasters, including floods, droughts, wind, tornadoes and hurricanes; (xv) the inherent risks related to disruption of information technology networks and related systems, including cyber security attacks; and (xvi) the ability to attract and retain key employees. The Company refers you to the section entitled “Risk Factors” contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2021. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the Company's filings with the Securities and Exchange Commission. Copies of each filing may be obtained from the Company or the Securities and Exchange Commission. The risks included here are not exhaustive and undue reliance should not be placed on any forward-looking statements, which are based on current expectations. All written and oral forward-looking statements attributable to the Company, its management, or persons acting on their behalf are qualified in their entirety by these cautionary statements. Further, forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time unless otherwise required by law.

Financial Presentation

As discussed throughout this release, we use certain non-GAAP performance measures, in addition to the required GAAP presentations, as we believe these measures improve the understanding of our operational results and make comparisons of operating results among peer companies more meaningful. We continually evaluate the usefulness, relevance, limitations and calculation of our reported non-GAAP performance measures to determine how best to provide relevant information to the public, and thus such reported measures could change. A non-GAAP financial measure used throughout this release is net operating income (NOI). We provide a more detailed discussion about this non-GAAP measure in our reconciliation of non-GAAP measures provided in the appendix in this earnings release.

Media Contact
The Howard Hughes Corporation
Cristina Carlson, 646-822-6910
Senior Vice President, Head of Corporate Communications
cristina.carlson@howardhughes.com

Investor Relations Contact
The Howard Hughes Corporation
Eric Holcomb, 281-475-2144
Senior Vice President, Investor Relations
eric.holcomb@howardhughes.com

THE HOWARD HUGHES CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED

	Nine Months Ended September 30,		Three Months Ended September 30,
thousands except per share amounts	2022	2021	2022	2021
REVENUES
Condominium rights and unit sales	$459,681	$50,191	$418,645	$163
Master Planned Communities land sales	199,032	152,124	52,585	56,305
Rental revenue	296,081	269,590	96,917	95,215
Other land, rental and property revenues	119,870	120,982	52,550	56,350
Builder price participation	51,819	29,338	18,852	11,155
Total revenues	1,126,483	622,225	639,549	219,188

EXPENSES
Condominium rights and unit cost of sales	329,026	68,485	295,300	82
Master Planned Communities cost of sales	75,304	63,928	19,355	23,419
Operating costs	236,763	219,866	85,089	90,025
Rental property real estate taxes	40,314	42,519	12,118	14,812
Provision for (recovery of) doubtful accounts	2,238	(1,944)	106	154
General and administrative	60,874	61,133	19,471	19,033
Depreciation and amortization	147,584	155,395	50,015	56,299
Other	7,985	8,253	2,902	4,063
Total expenses	900,088	617,635	484,356	207,887

OTHER
Provision for impairment	—	(13,068)	—	—
Gain (loss) on sale or disposal of real estate and other assets, net	4,009	60,474	—	39,141
Other income (loss), net	2,497	(12,278)	2,004	(1,307)
Total other	6,506	35,128	2,004	37,834

Operating income (loss)	232,901	39,718	157,197	49,135

Interest income	1,273	84	995	12
Interest expense	(79,963)	(97,205)	(24,373)	(31,556)
Gain (loss) on extinguishment of debt	(645)	(37,543)	—	(1,577)
Equity in earnings (losses) from real estate and other affiliates	19,528	15,815	7,708	(7,848)
Income (loss) before income taxes	173,094	(79,131)	141,527	8,166
Income tax expense (benefit)	41,822	(16,706)	33,858	6,049
Net income (loss)	131,272	(62,425)	107,669	2,117
Net (income) loss attributable to noncontrolling interests	510	4,725	427	1,936
Net income (loss) attributable to common stockholders	$131,782	$(57,700)	$108,096	$4,053

Basic income (loss) per share	$2.59	$(1.04)	$2.19	$0.07
Diluted income (loss) per share	$2.59	$(1.04)	$2.19	$0.07

THE HOWARD HUGHES CORPORATION
CONSOLIDATED BALANCE SHEETS
UNAUDITED

thousands except par values and share amounts	September 30, 2022	December 31, 2021
ASSETS
Investment in real estate:
Master Planned Communities assets	$2,396,689	$2,282,768
Buildings and equipment	4,177,563	3,962,441
Less: accumulated depreciation	(841,363)	(743,311)
Land	307,037	322,439
Developments	1,085,302	1,208,907
Net property and equipment	7,125,228	7,033,244
Investment in real estate and other affiliates	261,615	369,949
Net investment in real estate	7,386,843	7,403,193
Net investment in lease receivable	2,897	2,913
Cash and cash equivalents	354,605	843,212
Restricted cash	571,703	373,425
Accounts receivable, net	95,364	86,388
Municipal Utility District receivables, net	506,666	387,199
Notes receivable, net	4,700	7,561
Deferred expenses, net	123,815	119,825
Operating lease right-of-use assets, net	47,629	57,022
Prepaid expenses and other assets, net	414,459	300,956
Total assets	$9,508,681	$9,581,694

LIABILITIES
Mortgages, notes and loans payable, net	$4,627,411	$4,591,157
Operating lease obligations	51,716	69,363
Deferred tax liabilities	228,396	204,837
Accounts payable and accrued expenses	1,050,267	983,167
Total liabilities	5,957,790	5,848,524

Redeemable noncontrolling interest	—	22,500

EQUITY
Preferred stock: $0.01 par value; 50,000,000 shares authorized, none issued	—	—
Common stock: $0.01 par value; 150,000,000 shares authorized, 56,307,386 issued and 49,901,001 outstanding as of September 30, 2022, 56,173,276 shares issued and 54,065,661 outstanding as of December 31, 2021	564	563
Additional paid-in capital	3,969,840	3,960,418
Retained earnings (accumulated deficit)	115,326	(16,456)
Accumulated other comprehensive income (loss)	9,884	(14,457)
Treasury stock, at cost, 6,406,385 shares as of September 30, 2022, and 2,107,615 shares as of December 31, 2021	(609,724)	(220,073)
Total stockholders' equity	3,485,890	3,709,995
Noncontrolling interests	65,001	675
Total equity	3,550,891	3,710,670
Total liabilities and equity	$9,508,681	$9,581,694

Appendix – Reconciliation of Non-GAAP Measures

Below are GAAP to non-GAAP reconciliations of certain financial measures, as required under Regulation G of the Securities Exchange Act of 1934. Non-GAAP information should be considered by the reader in addition to, but not instead of, the financial statements prepared in accordance with GAAP. The non-GAAP financial information presented may be determined or calculated differently by other companies and may not be comparable to similarly titled measures.

As a result of our four segments—Operating Assets, Master Planned Communities (MPC), Seaport and Strategic Developments—being managed separately, we use different operating measures to assess operating results and allocate resources among these four segments. The one common operating measure used to assess operating results for our business segments is earnings before tax (EBT). EBT, as it relates to each business segment, represents the revenues less expenses of each segment, including interest income, interest expense and equity in earnings of real estate and other affiliates. EBT excludes corporate expenses and other items that are not allocable to the segments. We present EBT because we use this measure, among others, internally to assess the core operating performance of our assets. However, segment EBT should not be considered as an alternative to GAAP net income.

	Nine Months Ended September 30,			Three Months Ended September 30,
thousands	2022	2021	$ Change	2022	2021	$ Change
Operating Assets Segment EBT
Total revenues (a)	$327,742	$334,933	$(7,191)	$109,493	$125,072	$(15,579)
Total operating expenses (a)	(146,958)	(161,516)	14,558	(48,994)	(61,091)	12,097
Segment operating income (loss)	180,784	173,417	7,367	60,499	63,981	(3,482)
Depreciation and amortization	(115,143)	(123,850)	8,707	(37,714)	(44,224)	6,510
Interest income (expense), net	(64,776)	(55,179)	(9,597)	(23,340)	(18,027)	(5,313)
Other income (loss), net	(57)	(10,539)	10,482	421	(285)	706
Equity in earnings (losses) from real estate and other affiliates	21,898	(36,931)	58,829	4,132	(15,108)	19,240
Gain (loss) on sale or disposal of real estate and other assets, net	4,018	39,141	(35,123)	—	39,141	(39,141)
Gain (loss) on extinguishment of debt	(645)	(1,455)	810	—	(573)	573
Operating Assets segment EBT	26,079	(15,396)	41,475	3,998	24,905	(20,907)

Master Planned Communities Segment EBT
Total revenues	266,990	194,926	72,064	78,188	72,061	6,127
Total operating expenses	(113,087)	(92,646)	(20,441)	(31,055)	(35,474)	4,419
Segment operating income (loss)	153,903	102,280	51,623	47,133	36,587	10,546
Depreciation and amortization	(286)	(272)	(14)	(104)	(102)	(2)
Interest income (expense), net	35,697	31,734	3,963	13,492	10,362	3,130
Other income (loss), net	23	—	23	—	—	—
Equity in earnings (losses) from real estate and other affiliates	16,990	54,568	(37,578)	14,862	8,277	6,585
Gain (loss) on extinguishment of debt	—	(1,004)	1,004	—	(1,004)	1,004
MPC segment EBT	206,327	187,306	19,021	75,383	54,120	21,263

Seaport Segment EBT
Total revenues	70,053	39,494	30,559	32,501	21,143	11,358
Total operating expenses	(79,329)	(53,721)	(25,608)	(31,404)	(25,219)	(6,185)
Segment operating income (loss)	(9,276)	(14,227)	4,951	1,097	(4,076)	5,173
Depreciation and amortization	(25,194)	(22,926)	(2,268)	(9,651)	(9,087)	(564)
Interest income (expense), net	3,003	666	2,337	1,731	377	1,354
Other income (loss), net	289	(2,088)	2,377	(18)	(1,134)	1,116
Equity in earnings (losses) from real estate and other affiliates	(20,223)	(1,697)	(18,526)	(11,273)	(1,009)	(10,264)
Seaport segment EBT	(51,401)	(40,272)	(11,129)	(18,114)	(14,929)	(3,185)

	Nine Months Ended September 30,			Three Months Ended September 30,
thousands	2022	2021	$ Change	2022	2021	$ Change
Strategic Developments Segment EBT
Total revenues	461,655	52,575	409,080	419,353	809	418,544
Total operating expenses	(344,271)	(84,971)	(259,300)	(300,515)	(6,708)	(293,807)
Segment operating income (loss)	117,384	(32,396)	149,780	118,838	(5,899)	124,737
Depreciation and amortization	(4,083)	(4,936)	853	(1,406)	(1,741)	335
Interest income (expense), net	12,334	2,610	9,724	5,817	850	4,967
Other income (loss), net	1,361	19	1,342	900	5	895
Equity in earnings (losses) from real estate and other affiliates	863	(125)	988	(13)	(8)	(5)
Gain (loss) on sale or disposal of real estate and other assets, net	(9)	21,333	(21,342)	—	—	—
Provision for impairment	—	(13,068)	13,068	—	—	—
Strategic Developments segment EBT	127,850	(26,563)	154,413	124,136	(6,793)	130,929

Consolidated Segment EBT
Total revenues	1,126,440	621,928	504,512	639,535	219,085	420,450
Total operating expenses	(683,645)	(392,854)	(290,791)	(411,968)	(128,492)	(283,476)
Segment operating income (loss)	442,795	229,074	213,721	227,567	90,593	136,974
Depreciation and amortization	(144,706)	(151,984)	7,278	(48,875)	(55,154)	6,279
Interest income (expense), net	(13,742)	(20,169)	6,427	(2,300)	(6,438)	4,138
Other income (loss), net	1,616	(12,608)	14,224	1,303	(1,414)	2,717
Equity in earnings (losses) from real estate and other affiliates	19,528	15,815	3,713	7,708	(7,848)	15,556
Gain (loss) on sale or disposal of real estate and other assets, net	4,009	60,474	(56,465)	—	39,141	(39,141)
Gain (loss) on extinguishment of debt	(645)	(2,459)	1,814	—	(1,577)	1,577
Provision for impairment	—	(13,068)	13,068	—	—	—
Consolidated segment EBT	308,855	105,075	203,780	185,403	57,303	128,100

Corporate income, expenses and other items	(177,583)	(167,500)	(10,083)	(77,734)	(55,186)	(22,548)
Net income (loss)	131,272	(62,425)	193,697	107,669	2,117	105,552
Net (income) loss attributable to noncontrolling interests	510	4,725	(4,215)	427	1,936	(1,509)
Net income (loss) attributable to common stockholders	$131,782	$(57,700)	$189,482	$108,096	$4,053	$104,043
(a)Total revenues includes hospitality revenues of $35.6 million for the nine months ended September 30, 2021, and $14.0 million for the three months ended September 30, 2021. Total operating expenses includes hospitality operating costs of $30.5 million for the nine months ended September 30, 2021, and $11.7 million for the three months ended September 30, 2021. In September 2021, the Company completed the sale of its three hospitality properties.

NOI

We believe that NOI is a useful supplemental measure of the performance of our Operating Assets and Seaport portfolio because it provides a performance measure that, when compared year over year, reflects the revenues and expenses directly associated with owning and operating real estate properties and the impact on operations from trends in rental and occupancy rates and operating costs. We define NOI as operating revenues (rental income, tenant recoveries and other revenue) less operating expenses (real estate taxes, repairs and maintenance, marketing and other property expenses). NOI excludes straight-line rents and amortization of tenant incentives, net; interest expense, net; ground rent amortization, demolition costs; other income (loss); amortization; depreciation; development-related marketing cost; gain on sale or disposal of real estate and other assets, net; provision for impairment and equity in earnings from real estate and other affiliates. All management fees have been eliminated for all internally-managed properties. We use NOI to evaluate our operating performance on a property-by-property basis because NOI allows us to evaluate the impact that property-specific factors such as lease structure, lease rates and tenant base have on our operating results, gross margins and investment returns. Variances between years in NOI typically result from changes in rental rates, occupancy, tenant mix and operating expenses. Although we believe that NOI provides useful information to investors about the performance of our Operating Assets and Seaport assets, due to the exclusions noted above, NOI should only be used as an additional measure of the financial performance of the assets of this segment of our business and not as an alternative to GAAP Net income (loss). This amount is presented as Operating NOI and Seaport NOI throughout this document. Total Operating NOI and Total Seaport NOI represent NOI as defined above with the addition of our share of NOI from equity investees.

For reference, and as an aid in understanding our computation of NOI, a reconciliation of segment EBT to NOI for Operating Assets and Seaport has been presented in the tables below.

	Nine Months Ended September 30,		Three Months Ended September 30,
thousands	2022	2021	2022	2021
Operating Assets segment EBT (a)	$26,079	$(15,396)	$3,998	$24,905
Add back:
Depreciation and amortization	115,143	123,850	37,714	44,224
Interest (income) expense, net	64,776	55,179	23,340	18,027
Equity in (earnings) losses from real estate and other affiliates	(21,898)	36,931	(4,132)	15,108
(Gain) loss on sale or disposal of real estate and other assets, net	(4,018)	(39,141)	—	(39,141)
(Gain) loss on extinguishment of debt	645	1,455	—	573
Impact of straight-line rent	(7,283)	(10,030)	(1,744)	(936)
Other	(312)	10,454	(519)	215
Operating Assets NOI	173,132	163,302	58,657	62,975

Company's Share NOI - Equity Investees	6,641	2,028	2,139	(47)
Distributions from Summerlin Hospital Investment	4,638	3,755	—	—

Total Operating Assets NOI	$184,411	$169,085	$60,796	$62,928

Seaport segment EBT (a)	$(51,401)	$(40,272)	$(18,114)	$(14,929)
Add back:
Depreciation and amortization	25,194	22,926	9,651	9,087
Interest (income) expense, net	(3,003)	(666)	(1,731)	(377)
Equity in (earnings) losses from real estate and other affiliates	20,223	1,697	11,273	1,009
Impact of straight-line rent	1,519	1,265	(185)	398
Other (income) loss, net	2,610	3,006	674	1,287
Seaport NOI	(4,858)	(12,044)	1,568	(3,525)

Company's Share NOI - Equity Investees (b)	(19,851)	(320)	(11,034)	(38)

Total Seaport NOI	$(24,709)	$(12,364)	$(9,466)	$(3,563)
(a)Segment EBT excludes corporate expenses and other items that are not allocable to the segments.
(b)The Company’s share of NOI related to Tin Building by Jean-Georges is calculated using our current partnership funding provisions.

Same Store NOI - Operating Assets Segment

The Company defines Same Store Properties as consolidated and unconsolidated properties that are acquired or placed in-service prior to the beginning of the earliest period presented and owned by the Company through the end of the latest period presented. Same Store Properties exclude properties placed in-service, acquired, repositioned or in development or redevelopment after the beginning of the earliest period presented or disposed of prior to the end of the latest period presented. Accordingly, it takes at least one year and one quarter after a property is acquired or treated as in-service for that property to be included in Same Store Properties.

We calculate Same Store Net Operating Income (Same Store NOI) as Operating Assets NOI applicable to Same Store Properties. Same Store NOI also includes the Company's share of NOI of unconsolidated properties and the annual distribution from a cost basis investment. Same Store NOI is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of our operating performance. We believe that Same Store NOI is helpful to investors as a supplemental comparative performance measure of the income generated from the same group of properties from one period to the next. Other companies may not define Same Store NOI in the same manner as we do; therefore, our computation of Same Store NOI may not be comparable to that of other companies. Additionally, we do not control investments in unconsolidated properties and while we consider disclosures of our share of NOI to be useful, they may not accurately depict the legal and economic implications of our investment arrangements.

	Nine Months Ended September 30,			Three Months Ended September 30,
thousands	2022	2021	$ Change	2022	2021	$ Change
Same Store Office
Houston, TX	$54,527	$52,924	$1,603	$19,050	$17,894	$1,156
Columbia, MD	18,259	16,387	1,872	5,881	6,325	(444)
Las Vegas, NV	10,560	10,620	(60)	3,499	3,597	(98)
Total Same Store Office	83,346	79,931	3,415	28,430	27,816	614

Same Store Retail
Houston, TX	10,083	9,381	702	3,756	3,768	(12)
Columbia, MD	1,520	1,180	340	464	242	222
Las Vegas, NV	17,328	18,377	(1,049)	5,687	5,449	238
Honolulu, HI	11,521	11,237	284	3,318	5,529	(2,211)
Total Same Store Retail	40,452	40,175	277	13,225	14,988	(1,763)

Same Store Multi-Family
Houston, TX	20,937	14,448	6,489	7,087	6,084	1,003
Columbia, MD	4,934	2,856	2,078	1,667	1,387	280
Las Vegas, NV	5,543	5,158	385	1,895	1,846	49
Company's Share NOI - Equity Investees	5,440	5,032	408	1,910	1,705	205
Total Same Store Multi-Family	36,854	27,494	9,360	12,559	11,022	1,537

Same Store Other
Houston, TX	5,303	5,066	237	1,650	1,812	(162)
Columbia, MD	(141)	(59)	(82)	(17)	46	(63)
Las Vegas, NV	8,293	8,043	250	3,876	5,475	(1,599)
Honolulu, HI	222	214	8	118	124	(6)
Company's Share NOI - Equity and Cost Investees	5,839	5,622	217	229	952	(723)
Total Same Store Other	19,516	18,886	630	5,856	8,409	(2,553)
Total Same Store NOI	180,168	166,486	13,682	60,070	62,235	(2,165)

Non-Same Store NOI	4,243	2,599	1,644	726	693	33
Total Operating Assets NOI	$184,411	$169,085	$15,326	$60,796	$62,928	$(2,132)

Cash G&A

The Company defines Cash G&A as General and administrative expense less non-cash stock compensation expense. Cash G&A is a non-GAAP financial measure that we believe is useful to our investors and other users of our financial statements as an indicator of overhead efficiency without regard to non-cash expenses associated with stock compensation. However, it should not be used as an alternative to general and administrative expenses in accordance with GAAP.

	Nine Months Ended September 30,			Three Months Ended September 30,
thousands	2022	2021	$ Change	2022	2021	$ Change
General and Administrative
General and administrative (G&A)	$60,874	$61,133	$(259)	$19,471	$19,033	$438
Less: Non-cash stock compensation	(3,989)	(7,418)	3,429	(1,298)	(2,637)	1,339
Cash G&A (a)	$56,885	$53,715	$3,170	$18,173	$16,396	$1,777
(a)The first quarter of 2022 includes $2.3 million of severance and bonus costs related to our former Chief Financial Officer.